EXHIBIT 99

From the CEO’s Desk

January, 2012:

Earnings

We reported a net profit for the fourth quarter of 2011 totaling $431,000. This is the second consecutive quarter of positive earnings, and a significant improvement from the $7.5 million loss reported for the fourth quarter of 2010. A number of key performance areas showed continued improvement. Here are a few highlights:

1.	The 30-89 day delinquency rate of our accruing loans is monitored closely, as this ratio provides an indication of potential future problem assets. This ratio has declined steadily since its peak of 4% in 2009, and totaled 1.3% in the fourth quarter of 2011.
2.	Our total problem assets continue to decline, and were reduced by an additional $5.3 million in the fourth quarter compared to the third quarter. For 2011, total problem assets have declined by $21 million.
3.	Improvements in our local economy, past dues, and problem assets have allowed us to reduce our provision set aside for potential loan losses. In 2011, this provision declined by $6.7 million, and the reduction was a major factor in our positive earnings for both the 3rd and 4th quarters.

While the economic recovery in southeast Michigan continues at a slow pace, the stability in local levels of unemployment as well as property values have been factors in the improved earnings mentioned above. You may review the details of our third quarter results as well as our quarterly comments to investors by accessing the Investor Relations section on our website at www.mbandt.com. Please look for future public announcements concerning our quarterly financial results, and how you can access our investor conference calls for more detailed information on our progress.

Capital

Our capital ratios remain adequate by regulatory standards but less than that required under our regulatory agreement. As a result of our private placement offering that was completed in 2011 and our recent two profitable quarters, capital ratios have improved during each of the last three quarters. In addition, total cash assets, or liquidity, are at historically high levels for our company. Both of these measurements indicate that we have the resources necessary to meet the demands of our loan and deposit customers, and we continue to actively pursue new business. The Board of Directors continues to carefully evaluate the Company’s options to raise capital in order to strengthen the Company’s balance sheet and meet the requirements of our regulatory agreement. However, in light of continued softness in the market for capital offerings for community banking organizations and the recent improvement in asset quality and earnings, the Board of Directors will evaluate the appropriateness and the timing of any future capital offering based on improved market conditions and the Company’s needs.

Our Commitment to the Communities We Serve:

As Monroe County’s only locally controlled commercial bank, we take our obligation to provide the financial service needs for local residents, businesses, and municipalities seriously. Our focus on customer service and providing innovative products to meet the needs of our customers has allowed us to stand out among others who only pretend to engage in community banking. During 2011, total non-interest bearing deposits increased by 11%. While a portion of this growth may be a result of the relatively low interest rate environment, it is certainly a reflection of the continued strength of our local market share. Maintaining the position as our market’s “premier” provider of financial services is not an easy task in a highly competitive environment. It is a reflection, however, of the dedication and hard work of our staff, who are all focused on providing value-added services and products for our customers.

Throughout the financial crisis, we have continued to lend money to local businesses and individuals. In fact, our small business loans (less than $250,000) outstanding increased by $5 million during 2011. This is a dramatic improvement compared to 2009 and 2010, which reflected declines in loan balances as the demand for new loans did not exceed the scheduled payment reductions within our commercial loan portfolio. During the fourth quarter, fees earned from mortgage loans sold into the secondary market doubled compared to the third quarter. We have also been aggressive in finding creative ways to meet the lending needs of our growing commercial customers through products provided by the Small Business Administration (SBA), the United States Department of Agriculture (USDA), and the Michigan Economic Development Corporation (MEDC). During the fourth quarter, we were able to secure the first loan in Monroe County under a new program offered by the MEDC for a local company with opportunities to grow its business. This loan allowed the company to invest in new equipment that will result in new jobs in our area. Each month we approve, renew, or initiate tens of millions of dollars in loans to local customers. We feel that this improvement in loan activity in 2011 is both a reflection of our own efforts to aggressively pursue new business and of a sign of increased confidence by consumers and businesses alike.

Our strategic plan continues to be focused on improving asset quality, earnings, and capital ratios. While doing so, we are committed to maintaining our presence as a major influence on the quality of life in the communities we serve. Our partnerships with local community organizations, our superior products and services, and our customer-oriented approach to doing business continue to provide value that we feel will ultimately reflect on our shareholders and stakeholders alike.

We thank you for your continued loyalty and support.

Sincerely,

H. Douglas Chaffin

President & CEO	Member FDIC